                                                                    EXHIBIT 12.1

                          GOLF TRUST OF AMERICA, INC.
CALCULATION OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                               DECEMBER 31, 2000

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
                                                                                          PERIOD FROM
                                                                                          FEBRUARY 12
                                                                                      (INCEPTION) THROUGH
                                                       2000       1999       1998        DECEMBER 1997
                                                     --------   --------   --------   -------------------
Pre-tax (Loss) Income before Minority Interest and
  Preferred Dividends..............................  (49,991)    18,257     17,736          11,767

Fixed Charges
  Loan Cost Amortization...........................    1,321        958        588             280
  Interest Expense.................................   18,816     15,603      9,673           1,879
                                                     -------     ------     ------          ------
Total Fixed Charges Before Preferred Dividends.....   20,137     16,561     10,261           2,159

Preferred Dividends................................    1,850      1,382         --              --
                                                     -------     ------     ------          ------
                                                      21,987     17,943     10,261           2,159
                                                     -------     ------     ------          ------
Total (Loss) Earnings..............................  (29,854)    34,818     27,997          13,926
                                                     -------     ------     ------          ------

Ratio of Earnings to Combined Fixed Chgs...........    (1.36)      1.94       2.73            6.45
                                                     =======     ======     ======          ======
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